Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hector de J. Ruiz and Robert J. Rivet, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign Advanced Micro Devices, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 25, 2005, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Hector de J. Ruiz Hector de J. Ruiz	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	February 22, 2006

/s/ Robert J. Rivet Robert J. Rivet	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	February 22, 2006

/s/ W. Michael Barnes	Director	February 22, 2006
W. Michael Barnes

/s/ Bruce L. Claflin	Director	February 22, 2006
Bruce L. Claflin

/s/ H. Paulett Eberhart	Director	February 23, 2006
H. Paulett Eberhart

	Director	February , 2006
David J. Edmondson

/s/ Robert B. Palmer	Director	February 24, 2006
Robert B. Palmer

/s/ Leonard M. Silverman	Director	February 23, 2006
Leonard M. Silverman

/s/ Morton L. Topfer	Director	February 22, 2006
Morton L. Topfer